Exhibit 99.1

NEWS RELEASE DATED 1-14-2003





                                          For Additional Information,
                                          Contact Robert O. Bratton,
                                          Chief Financial Officer
                                          (704) 688-4473
                                               or
                                          Jan H. Hollar,
                                          Director of Finance
                                          (704) 688-4467


FOR IMMEDIATE RELEASE
January 14, 2003

       FIRST CHARTER ANNOUNCES 35 PERCENT INCREASE IN FOURTH QUARTER EPS;
           2002 EARNINGS INCREASE TO $39.8 MILLION, OR $1.30 PER SHARE

Charlotte, North Carolina - First Charter Corporation (NASDAQ: FCTR) reported today fourth quarter diluted earnings per share of $0.35, a 35 percent increase from diluted earnings per share of $0.26 in the fourth quarter of 2001. Earnings for the fourth quarter amounted to $10.6 million compared to $8.2 million in the fourth quarter of 2001, an increase of 29 percent or $2.4 million.

For the full year, First Charter reported diluted earnings per share of $1.30, a 16 percent increase from diluted earnings per share of $1.12 for 2001. Earnings for the full year amounted to $39.8 million compared to $35.3 million for 2001, an increase of 13 percent or $4.5 million. During the fourth quarter of 2002 the Corporation adopted SFAS No. 147, which eliminated goodwill amortization for 2002 on certain acquisition of branches. This resulted in the reversal of $716,000 ($520,000 or $0.02 diluted earnings per share, after-tax) of amortization for the nine months ended September 30, 2002. Fourth quarter 2002 earnings were also positively impacted by $239,000 ($173,000 or $0.01 diluted earnings per share, after-tax) due to the adoption of SFAS No. 147.

"First Charter is pleased to report increased earnings for the fourth quarter of 2002 as we continued to grow loans and deposits," commented President and Chief Executive Officer Lawrence M. Kimbrough. "By delivering industry-leading service, maintaining a disciplined approach to noninterest expense, and the execution of our Community Banking Strategy, First Charter ended the year with a 13 percent increase in net income and a strong platform for growth in 2003."

Fourth Quarter 2002 Highlights (compared to fourth quarter 2001)

   -  Net interest income increased 5 percent.

   -  Noninterest income increased 46 percent or $5.1 million.

   -  Noninterest expense increased $2.9 million.

   - Customer satisfaction scores increased from 72 percent to 83 percent "Very Satisfied".

   - First Charter launched CHAMP, a strategy for developing new customer relationships.

   -  Deposits increased 7 percent to $2.32 billion.

   - The Corporation continued its share repurchase program, with the repurchase and retirement of 111,000 shares in the fourth quarter of 2002.

Full Year 2002 Highlights (compared to full year 2001)

   -  Net interest income increased 7 percent.

   -  Noninterest income increased 23 percent or $8.9 million.

   -  Noninterest expense increased 12 percent.

   -  Loans and loans held for sale increased 14 percent to $2.2 billion.

   -  Demand and savings account balances increased 10 percent.

   -  Dividends paid increased for the 11th consecutive year.

   - The Corporation repurchased and retired 809,600 shares under its share repurchase program.

   -  Return on average equity increased 110 basis points.


FINANCIAL HIGHLIGHTS

                                                       For the Three Months Ended              For the Years Ended
                                                           Ended December 31                    Ended December 31
                                                     ------------------------------      ------------------------------
(Dollars in thousands, except per share data)            2002              2001              2002              2001
                                                     ------------      ------------      ------------      ------------
EARNINGS

Total revenues                                       $     44,317      $     37,997      $    160,792      $    144,137
Net income                                                 10,549             8,150            39,803            35,325
Diluted earnings per share                                   0.35              0.26              1.30              1.12
Return on average assets                                     1.14%             1.00%             1.13%             1.14%
Return on average equity                                    12.57              9.88             12.13             11.03
Efficiency-taxable equivalent ratio                         70.17             66.16             64.74             60.97


                                                           As of December 31                  Increase (Decrease)
                                                     ------------------------------      ------------------------------
                                                         2002              2001             Amount          Percentage
                                                     ------------      ------------      ------------      ------------
BALANCE SHEET

Loans held for sale                                  $    158,404      $      7,334      $    151,070          2,059.86%
Loans, net                                              2,045,266         1,921,718           123,548              6.43
Investments                                             1,129,212         1,076,324            52,888              4.91
Total assets                                            3,745,949         3,332,737           413,212             12.40
Demand, savings and money market deposits               1,027,459           941,693            85,766              9.11
Total deposits                                          2,322,647         2,162,945           159,702              7.38
Other borrowings                                        1,042,440           808,512           233,928             28.93
Shareholders' equity                                      324,686           309,341            15,345              4.96

                                                       For the Three Months Ended              For the Years Ended
                                                            Ended December 31                   Ended December 31
                                                     ------------------------------      ------------------------------
                                                         2002              2001              2002              2001
                                                     ------------      ------------      ------------      ------------
ASSET QUALITY RATIOS (1)
Nonaccrual loans as a percentage of total loans              1.28%             1.22%             1.28%             1.22%
Allowance for loan losses as a percentage of loans           1.31              1.33              1.31              1.33
Net charge-offs as a percentage of average loans             0.36              0.72              0.29              0.33
Nonperforming assets as a percentage of
     total loans and other real estate                       1.76              1.63              1.76              1.63


(1) Ratios exclude loans held for sale.

NET INTEREST INCOME/MARGIN

Fourth Quarter

Net interest income increased 5 percent to $28.0 million. Net interest income increased primarily due to an increase in average earning assets and a decrease in interest expense. The decrease in interest expense was due to the lower cost of funding in a declining interest rate environment. The net interest margin decreased to 3.32 percent in the fourth quarter of 2002 from 3.62 percent for the same period in 2001. This decrease was driven by the continued effects of the 475 basis point reduction in the prime rate during 2001 and the 50 basis point reduction during the fourth quarter of 2002. This significantly reduced the net interest margin due to the asset sensitive nature of the balance sheet. In addition, assets added to the balance sheet during 2002 have been added at rates below the weighted average yield of assets previously on the balance sheet.

Year-to-Date

Net interest income increased $7.8 million to $113.2 million. Net interest income increased primarily due to an increase in average earning assets and a decrease in interest expense due to the lower cost of funding in a declining interest rate environment. The net interest margin for 2002 decreased to 3.52 percent from 3.72 percent in 2001. As noted above, the asset sensitive nature of the balance sheet has led to this decrease.

NONINTEREST INCOME

Fourth Quarter

Noninterest income increased 46 percent to $16.3 million. The increase was primarily due to the active management of our securities portfolio. In addition, noninterest income was positively impacted by increases in mortgage loan fees, service charges on deposit accounts, brokerage revenues, financial management income and insurance services income. These improvements were partially offset by lower trading gains and the write down on mortgage servicing rights due to the increased rate of prepayments in the current low interest rate environment.

Year-to-Date

Noninterest income increased 23 percent to $47.6 million. The primary drivers of this increase were gains on the sale of securities of $11.5 million and increases in service charges on deposit accounts. In addition, noninterest income was positively impacted by a $1.0 million gain on the sale of excess bank property, increases in brokerage revenues and insurance services income. Net losses of $5.8 million from equity method investments and decreased mortgage fee income offset a portion of these increases. While First Charter has experienced record mortgage loan volume during 2002, a portion of mortgage loans originated has been retained by the bank to replace normal amortization and run-off due to refinancings. By placing these mortgage loans on the balance sheet, the mortgage fee income is recognized over the life of the loan versus at the time of sale as in prior periods.

First Charter's equity method investments represent investments in venture capital limited partnerships, and gains or losses are recognized based upon changes in its share of the fair market value of the limited partnership's investee companies. At December 31, 2002, the total book value in equity method investments was $3.7 million and the remaining commitment to fund equity method investments was $1.8 million. Due to the nature of these investments, further volatility in fair value may occur.

NONINTEREST EXPENSE

Fourth Quarter

Noninterest expense increased $2.9 million compared to the fourth quarter of 2001. The increase was primarily due to $3.3 million of prepayment costs associated with the refinancing of $100 million of the Corporation's fixed-term advances and the reserve for a contingent liability of $840,000. Noninterest expense was positively impacted by $239,000 due to the adoption of SFAS No. 147, which eliminated goodwill amortization for 2002 on certain acquisitions of branches. Excluding the costs of the debt prepayment and the offsetting effects of eliminating goodwill amortization, noninterest expense was essentially unchanged mainly due to the Corporation's expense control efforts.

Year-to-Date

Noninterest expense increased 12 percent to $97.8 million. The major contributing factors to this increase were costs associated with the debt prepayment, the reserve for a contingent liability, additional personnel, increased incentive compensation based on increases in certain noninterest income categories and increased occupancy and equipment depreciation expense attributable to the First Charter Center which was placed into service during April of 2001. In addition, 2002 results reflect the depreciation and data processing costs associated with the implementation of a new operating system placed into service during the fourth quarter of 2001. Noninterest expense was positively impacted by $955,000 due to the adoption of SFAS No. 147 in 2002.

The efficiency ratio increased to 64.74 percent compared to 60.97 percent for the year ended December 31, 2001. A significant portion of the increase in the efficiency ratio relates to the net losses from equity method investments and costs associated with the debt prepayment. Excluding these two items, the efficiency ratio for 2002 was 60.25 percent.

INCOME TAX EXPENSE

In the normal course of business, First Charter evaluates and implements tax-planning initiatives. As a result of these initiatives, the effective tax rate for the fourth quarter of 2002 and the year ended December 31, 2002 decreased to 27.3 percent compared to 32.2 percent for the three months and year ended December 31, 2001.

LOANS

Net loans and loans held for sale increased 14 percent to $2.2 billion. During the fourth quarter of 2002 $130 million of mortgage loans were reclassified to loans held for sale. These loans will be securitized during the first quarter of 2003. The Corporation's primary strength is in building customer relationships and growing market share in deposits, loans and related services. While commercial and construction loans accounted for 22 percent of the growth in loans and loans held for sale, mortgages (including loans held for sale) accounted for approximately 36 percent of the growth in loans and loans held for sale, and home equity lines of credit and other secured retail credit accounted for the remaining 42 percent of the growth.

SECURITIES

The securities available for sale portfolio increased to $1.13 billion at December 31, 2002. The Corporation repositioned approximately $249 million of the portfolio to reduce interest rate risk by shortening the average life of the portfolio. Net additions to the portfolio have been in the one-to-five year average life range. Combined, these activities have shortened the average life of the portfolio from 4.77 years at December 31, 2001 to 3.0 years at December 31, 2002. Concurrently, the weighted average yield has declined to 5.01 percent at December 31, 2002 compared to 6.23 percent at December 31, 2001.

DEPOSITS

Total deposits increased 7 percent to $2.3 billion. Deposit growth has occurred across every major deposit category. During the fourth quarter of 2002, the Corporation introduced the CHecking Account Marketing Program ("CHAMP"). The emphasis of this program is to develop new customer relationships, generate additional fee income opportunities, and to shift our funding mix towards lower cost funding sources. As a result, 300 percent more checking accounts were opened during the fourth quarter of 2002 than the fourth quarter of 2001.

OTHER BORROWINGS

Other borrowings increased 29 percent to $1.04 billion at December 31, 2002. The increase was primarily due to increases in Federal Home Loan Bank borrowings, which were at rates better than comparable retail funding rates. The proceeds of these borrowings were used to fund loan growth and security purchases. During the fourth quarter of 2002, the Corporation incurred $3.3 million in prepayment penalties associated with the refinancing of $100 million in fixed-term advances.

SHAREHOLDERS' EQUITY

First Charter intends to leverage its capital through growth of the balance sheet and share repurchases. Shareholders' equity at December 31, 2002 increased 5 percent to $324.7 million and represented 8.66 percent of period-end assets. During the year, 809,600 shares had been repurchased and retired under the January 24, 2002 authorization to repurchase 1.5 million shares. At December 31, 2002 the book value per share was $10.80. Based on the $18.01 closing price of First Charter Corporation common stock at December 31, 2002, the Corporation had a market capitalization of $541.5 million.

ASSET QUALITY

Provision for Loan Losses

The provision for loan losses for the three months ended December 31, 2002 amounted to $2.2 million compared to $1.2 million for the same period in 2001. The provision for loan losses for the year ended December 31, 2002 was $8.3 million, compared to $4.5 million for the same period in 2001. The increase in the provision for loan losses was due to increased loan growth and higher levels of nonaccrual loans.

Net Charge-Offs

Net charge-offs for the three months ended December 31, 2002 amounted to $2.1 million, or 0.36 percent of average loans, compared to $3.7 million, or 0.72 percent of average loans for same 2001 period. Net charge-offs for the year ended December 31, 2002 amounted to $6.3 million, or 0.29 percent of average loans compared to $6.7 million or 0.33 percent of average loans for the same 2001 period. The $0.4 million decrease in net charge-offs was due to lower commercial loan charge-offs.

Nonperforming Assets

Nonaccrual loans at December 31, 2002 increased to $26.5 million from $23.8 million a year earlier. The increase in nonaccrual loans was primarily due to the addition of several commercial loans to nonaccrual status. This increase was partially offset by the sale of $3.1 million of residential nonaccrual loans during the third quarter of 2002 and the transfer of one commercial loan from nonaccrual status to other real estate. Other real estate, received through loan foreclosure, increased to $10.3 million from $8.0 million a year earlier.

Allowance for Loan Losses

The allowance for loan losses as a percentage of total loans amounted to 1.31 percent at December 31, 2002 down from 1.33 percent a year ago. The allowance for loan losses was reduced by (i) $0.3 million due to the sale of $3.1 million of residential nonaccrual loans during the third quarter of 2002 and (ii) $0.3 million due to the reclassification of $130 million of mortgage loans to loans held for sale during the fourth quarter of 2002. These loans consisted of residential mortgage loans that generally have a lower percentage of allocated allowance for loan losses. First Charter monitors the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model. Management believes the Corporation is adequately reserved based on its methodology and migration analysis.

CONFERENCE CALL

First Charter executive management will be available via telephone conference to discuss the contents of this press release, present growth and earnings estimates for 2003 as well strategic plans for 2003 on Tuesday, January 14, 2003 at 11:00 a.m. The following table outlines access information for the conference call and internet/audio replay:

                              US/CANADA PARTICIPANTS       INTERNATIONAL PARTICIPANTS
                              ----------------------       --------------------------
LIVE CONFERENCE CALL               800-379-3953                   706-679-5254
                                   ID # 7390804                   ID # 7390804

INTERNET LIVE AND REPLAY       www.FirstCharter.com           www.FirstCharter.com
                           "Investor Relations" section   "Investor Relations" section
                                   SHOW # 84206                   SHOW # 84206

AUDIO REPLAY                       800-642-1687                   706-645-9291
                                   ID # 7390804                   ID # 7390804

CORPORATE PROFILE

First Charter Corporation is a regional financial services company with assets of $3.7 billion and is the holding company for First Charter Bank. First Charter operates 52 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting WWW.FIRSTCHARTER.COM or by calling 1-800-601-8471. First Charter's common stock is traded under the symbol "FCTR" on the NASDAQ National Market.

FORWARD LOOKING STATEMENTS

This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected business increases in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the company does business, are less favorable than expected;
(5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the company is engaged; and (9) decisions to change the business mix of the company. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter's reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC's website (WWW.SEC.GOV) or at First Charter's website (WWW.FIRSTCHARTER.COM). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

                  (SELECTED FINANCIAL INFORMATION IS ATTACHED)

FIRST CHARTER CORPORATION AND SUBSIDIARIES                        (NASDAQ: FCTR)
QUARTERLY EARNINGS RELEASE

                                                   As of/For the Twelve Months Ended           Increase (Decrease)
                                                   ---------------------------------     ------------------------------
(Dollars in thousands, except per share data)         12/31/2002        12/31/2001          Amount          Percentage
                                                     ------------      ------------      ------------      ------------
BALANCE SHEET
  ASSETS:
  Cash and due from banks                            $    162,087      $    134,084      $     28,003              20.9%
  Federal funds sold                                        1,154             1,161                (7)             (0.6)
  Interest earning bank deposits                            6,609             6,220               389               6.3
  Securities available for sale                         1,129,212         1,076,324            52,888               4.9
  Loans held for sale                                     158,404             7,334           151,070           2,059.9
  Loans
    Commercial Real Estate                                798,664           631,814           166,850              26.4
    Commercial Non Real Estate                            223,178           222,497               681               0.3
    Construction                                          215,859           321,716          (105,857)            (32.9)
    Mortgage                                              237,085           289,953           (52,868)            (18.2)
    Consumer                                              280,201           253,603            26,598              10.5
    Home equity                                           317,730           228,169            89,561              39.3
                                                     ------------      ------------      ------------      ------------
      Total loans                                       2,072,717         1,947,752           124,965               6.4
    Less: Unearned income                                    (247)             (191)              (56)             29.3
        Allowance for loan losses                         (27,204)          (25,843)           (1,361)              5.3
                                                     ------------      ------------      ------------      ------------
    Loans, net                                          2,045,266         1,921,718           123,548               6.4
                                                     ------------      ------------      ------------      ------------
  Other assets                                            243,217           185,896            57,321              30.8
                                                     ------------      ------------      ------------      ------------
    Total assets                                     $  3,745,949      $  3,332,737      $    413,212              12.4%
                                                     ============      ============      ============      ============

  LIABILITIES AND SHAREHOLDERS' EQUITY:
  Deposits

    Noninterest-bearing deposits                     $    305,924      $    276,699      $     29,225              10.6%
    Interest checking and savings                         416,005           378,341            37,664              10.0
    Money market deposits                                 305,530           286,653            18,877               6.6
    Time deposits                                       1,295,188         1,221,252            73,936               6.1
                                                     ------------      ------------      ------------      ------------
      Total deposits                                    2,322,647         2,162,945           159,702               7.4
  Other borrowings                                      1,042,440           808,512           233,928              28.9
  Other liabilities                                        56,176            51,939             4,237               8.2
                                                     ------------      ------------      ------------      ------------
    Total liabilities                                   3,421,263         3,023,396           397,867              13.2
                                                     ------------      ------------      ------------      ------------
    Total shareholders' equity                            324,686           309,341            15,345               5.0
                                                     ------------      ------------      ------------      ------------
    Total liabilities and shareholders' equity       $  3,745,949      $  3,332,737      $    413,212              12.4%
                                                     ============      ============      ============      ============

SELECTED AVERAGE BALANCES
  Loans                                              $  2,122,890      $  1,990,406      $    132,484               6.7%
  Securities                                            1,126,495           877,376           249,119              28.4
  Interest earning assets                               3,261,844         2,881,295           380,549              13.2
  Assets                                                3,535,180         3,104,952           430,228              13.9
  Deposits                                              2,251,256         2,085,669           165,587               7.9
  Interest bearing liabilities                          2,883,151         2,486,616           396,535              15.9
  Shareholders' equity                                    328,036           320,215             7,821               2.4

                                                                As of / For the Quarter Ended
                                        ----------------------------------------------------------------------------
                                         12/31/2002       9/30/2002       6/30/2002       3/31/2002      12/31/2001
                                        ------------    ------------    ------------    ------------    ------------
MISCELLANEOUS INFORMATION
  Common stock prices (daily close)
    High                                $    19.1900    $    17.9900    $    20.5700    $    19.4500    $    18.4900
    Low                                      16.0500         15.3300         17.3000         16.7500         15.8500
    End of period                            18.0100         16.5700         18.0800         18.6700         16.9100
  Book Value                                   10.80           10.78           10.52            9.87           10.06
  Market Capitalization                  541,545,337     499,413,073     557,404,502     575,138,200     519,856,216
  Weighted average shares - basic         30,081,995      30,379,838      30,829,356      30,798,728      31,197,190
  Weighted average shares - diluted       30,220,294      30,506,426      31,098,379      30,993,981      31,364,373
  End of period shares outstanding        30,069,147      30,139,594      30,829,895      30,805,474      30,742,532

Note: Balances for 2002 have been restated to reflect the adoption of SFAS No.
      147. The restatement resulted in the reversal of $716,000 ($520,000 net of tax) of goodwill amortization expense for the nine months ended September 30, 2002. Goodwill is included in other assets.

FIRST CHARTER CORPORATION AND SUBSIDIARIES                        (NASDAQ: FCTR)
QUARTERLY EARNINGS RELEASE

                                                                         As of / For the Quarter Ended
                                                 --------------------------------------------------------------------------------
(Dollars in thousands, except per share data)     12/31/2002       9/30/2002        6/30/2002        3/31/2002        12/31/2001
                                                 -----------      -----------      -----------      -----------      -----------
BALANCE SHEET
ASSETS:
Cash and due from banks                          $   162,087      $    85,811      $    93,287      $    89,611      $   134,084
Federal funds sold                                     1,154            3,570              948            1,363            1,161
Interest earning bank deposits                         6,609            9,849           16,513           16,984            6,220
Securities available for sale                      1,129,212        1,212,742        1,104,995        1,107,939        1,076,324
Loans held for sale                                  158,404           14,532            1,486            5,400            7,334
Loans
  Commercial Real Estate                             798,664          730,601          682,301          638,339          631,814
  Commercial Non Real Estate                         223,178          230,809          237,120          242,679          222,497
  Construction                                       215,859          307,802          304,921          314,855          321,716
  Mortgage                                           237,085          378,088          349,931          321,147          289,953
  Consumer                                           280,201          283,990          279,778          266,239          253,603
  Home equity                                        317,730          296,073          270,282          241,078          228,169
                                                 -----------      -----------      -----------      -----------      -----------
    Total loans                                    2,072,717        2,227,363        2,124,333        2,024,337        1,947,752
  Less: Unearned income                                 (247)            (225)            (254)            (277)            (191)
        Allowance for loan losses                    (27,204)         (27,411)         (27,213)         (26,576)         (25,843)
                                                 -----------      -----------      -----------      -----------      -----------
  Loans, net                                       2,045,266        2,199,727        2,096,866        1,997,484        1,921,718
                                                 -----------      -----------      -----------      -----------      -----------
Other assets                                         243,217          174,698          176,637          187,077          185,896
                                                 -----------      -----------      -----------      -----------      -----------
  Total assets                                   $ 3,745,949      $ 3,700,929      $ 3,490,732      $ 3,405,858      $ 3,332,737
                                                 ===========      ===========      ===========      ===========      ===========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits
  Noninterest-bearing deposits                   $   305,924      $   302,584      $   282,324      $   257,864      $   276,699
  Interest checking and savings                      416,005          407,019          390,270          383,145          378,341
  Money market deposits                              305,530          299,456          295,243          298,574          286,653
  Time deposits                                    1,295,188        1,304,729        1,295,122        1,270,725        1,221,252
                                                 -----------      -----------      -----------      -----------      -----------
    Total deposits                                 2,322,647        2,313,788        2,262,959        2,210,308        2,162,945
Other borrowings                                   1,042,440        1,004,836          847,752          836,769          808,512
Other liabilities                                     56,176           57,550           55,623           54,863           51,939
                                                 -----------      -----------      -----------      -----------      -----------
  Total liabilities                                3,421,263        3,376,174        3,166,334        3,101,940        3,023,396
                                                 -----------      -----------      -----------      -----------      -----------
  Total shareholders' equity                         324,686          324,755          324,398          303,918          309,341
                                                 -----------      -----------      -----------      -----------      -----------
  Total liabilities and shareholders' equity     $ 3,745,949      $ 3,700,929      $ 3,490,732      $ 3,405,858      $ 3,332,737
                                                 ===========      ===========      ===========      ===========      ===========

SELECTED AVERAGE BALANCES
     Loans                                       $ 2,253,317      $ 2,170,961      $ 2,080,227      $ 1,983,455      $ 1,977,638
     Securities                                    1,144,045        1,129,206        1,130,552        1,101,683        1,001,763
     Interest earning assets                       3,418,176        3,311,707        3,219,752        3,093,516        3,005,225
     Assets                                        3,678,945        3,586,969        3,491,868        3,377,791        3,246,863
     Deposits                                      2,309,971        2,278,758        2,230,620        2,183,990        2,169,743
     Interest bearing liabilities                  2,999,871        2,914,391        2,859,137        2,756,185        2,605,572
     Shareholders' equity                            332,998          333,165          322,508          321,966          327,410

Note: Balances for 2002 have been restated to reflect the adoption of SFAS No.
      147. The restatement resulted in the reversal of approximately $239,000 ($173,000 net of tax) of goodwill amortization expense for each of the three months ended March 31, 2002, June 30, 2002 and September 30, 2002. Goodwill is included in other assets.

FIRST CHARTER CORPORATION AND SUBSIDIARIES                        (NASDAQ: FCTR)
QUARTERLY EARNINGS RELEASE

                                                               For the Three Months Ended            Increase (Decrease)
                                                              ----------------------------      -----------------------------

(Dollars in thousands, except per share data)                  12/31/2002       12/31/2001        Amount           Percentage
                                                              -----------      -----------      -----------       -----------
INCOME STATEMENT
  Interest income - taxable equivalent                        $    48,562      $    51,628      $    (3,066)            (5.9)%
  Interest expense                                                 20,095           24,352           (4,257)           (17.5)
                                                              -----------      -----------      -----------       ----------
  Net interest income - taxable equivalent                         28,467           27,276            1,191              4.4
  Less: Taxable equivalent adjustment                                 429              462              (33)            (7.1)
                                                              -----------      -----------      -----------       ----------
      Net interest income                                          28,038           26,814            1,224              4.6
  Provision for loan losses                                         2,175            1,200              975             81.3
                                                              -----------      -----------      -----------       ----------
      Net interest income after provision for loan losses          25,863           25,614              249              1.0
  Noninterest income                                               16,279           11,183            5,096             45.6
  Noninterest expense                                              27,631           24,766            2,865             11.6
                                                              -----------      -----------      -----------       ----------
  Income before income taxes                                       14,511           12,031            2,480             20.6
  Income taxes                                                      3,962            3,881               81              2.1
                                                              -----------      -----------      -----------       ----------
      NET INCOME                                              $    10,549      $     8,150      $     2,399             29.4%
                                                              ===========      ===========      ===========       ==========

EARNINGS PER SHARE DATA
  Basic                                                       $      0.35      $      0.26      $      0.09             34.6%
  Diluted                                                            0.35             0.26             0.09             34.6
  Weighted average shares - basic                              30,081,995       31,197,190
  Weighted average shares - diluted                            30,220,294       31,364,373
  Dividends paid on common shares                             $     0.185      $     0.180      $      0.01              5.6%

PERFORMANCE RATIOS
  Return on average assets                                           1.14%            1.00%
  Return on average equity                                          12.57             9.88
  Efficiency - taxable equivalent (*)                               70.17            66.16


                                                               For the Three Months Ended
                                                              ----------------------------
SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS                   12/31/2002       12/31/2001
                                                              -----------      -----------
Noninterest income
    Gain on sale of securities                                $     5,371      $     1,026
    Equity method income (loss)                                      (340)            (524)
    Gain (loss) on sale of properties                                (109)             287
Noninterest expense
    Prepayment costs on borrowings                                 (3,284)            --
    Reserve for contingent liability                                 (840)            --
    Amortization of intangibles                                       (89)            (466)
                                                              -----------      -----------
Total other items                                             $       709      $       323
                                                              ===========      ===========
Other items, net of tax                                       $       515      $       220
                                                              ===========      ===========

Notes: Applicable ratios are annualized.
      * - Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

FIRST CHARTER CORPORATION AND SUBSIDIARIES                        (NASDAQ: FCTR)
QUARTERLY EARNINGS RELEASE

                                                                For the Twelve Months Ended             Increase (Decrease)
                                                               ------------------------------      ------------------------------
(Dollars in thousands, except per share data)                   12/31/2002        12/31/2001          Amount          Percentage
                                                               ------------      ------------      ------------      ------------
INCOME STATEMENT
  Interest income - taxable equivalent                         $    198,152      $    217,180      $    (19,028)             (8.8)%
  Interest expense                                                   83,227           109,912           (26,685)            (24.3)
                                                               ------------      ------------      ------------      ------------
  Net interest income - taxable equivalent                          114,925           107,268             7,657               7.1
  Less:  Taxable equivalent adjustment                                1,764             1,904              (140)             (7.4)
                                                               ------------      ------------      ------------      ------------
      Net interest income                                           113,161           105,364             7,797               7.4
  Provision for loan losses                                           8,270             4,465             3,805              85.2
                                                               ------------      ------------      ------------      ------------
      Net interest income after provision for loan losses           104,891           100,899             3,992               4.0
  Noninterest income                                                 47,631            38,773             8,858              22.8
  Noninterest expense                                                97,772            87,579            10,193              11.6
                                                               ------------      ------------      ------------      ------------
  Income before income taxes                                         54,750            52,093             2,657               5.1
  Income taxes                                                       14,947            16,768            (1,821)            (10.9)
                                                               ------------      ------------      ------------      ------------
      NET INCOME                                               $     39,803      $     35,325      $      4,478              12.7%
                                                               ============      ============      ============      ============

EARNINGS PER SHARE DATA
  Basic                                                        $       1.30      $       1.12      $       0.18              16.1%
  Diluted                                                              1.30              1.12              0.18              16.1
  Weighted average shares - basic                                30,520,125        31,480,109
  Weighted average shares - diluted                              30,702,107        31,660,985
  Dividends paid on common shares                              $       0.73      $       0.72      $       0.01               1.4%

PERFORMANCE RATIOS

  Return on average assets                                             1.13%             1.14%
  Return on average equity                                            12.13             11.03
  Efficiency - taxable equivalent (*)                                 64.74             60.97


                                                 For the Twelve Months Ended
                                                 ---------------------------
SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS     12/31/2002       12/31/2001
                                                 ----------       ----------
  Noninterest income
      Gain on sale of securities                 $   11,539       $    2,399
      Equity investment write down                      (20)            (144)
      Equity method income (loss)                    (5,801)            (442)
      Gain on sale of properties                        904              416
  Noninterest expense
      Prepayment costs on borrowings                 (3,284)              --
      Reserve for contingent liability                 (840)              --
      Amortization of intangibles                      (367)          (1,875)
                                                 ----------       ----------
  Total other items                              $    2,131       $      354
                                                 ==========       ==========
  Other items, net of tax                        $    1,549       $      241
                                                 ==========       ==========

Notes: Balances for 2002 have been restated to reflect the adoption of SFAS No.
       147. The restatement resulted in the reversal of $716,000 ($520,000 net of tax) of goodwill amortization expense for the nine months ended September 30, 2002.
          Applicable ratios are annualized.
          * - Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

FIRST CHARTER CORPORATION AND SUBSIDIARIES                        (NASDAQ: FCTR)
QUARTERLY EARNINGS RELEASE

                                                                                  As of / For the Quarter Ended
                                                                ------------------------------------------------------------------
(Dollars in thousands, except per share data)                   12/31/2002     9/30/2002     6/30/2002     3/31/2002    12/31/2001
                                                                ----------    ----------    ----------    ----------    ----------
INCOME STATEMENT
    INTEREST INCOME - TAXABLE EQUIVALENT
    Interest and fees on loans                                  $   34,166    $   34,828    $   33,600    $   32,920    $   35,735
    Interest on securities                                          14,327        15,340        16,239        16,543        15,764
    Other interest income                                               69            50            38            32           129
                                                                ----------    ----------    ----------    ----------    ----------
       Total interest income - taxable equivalent                   48,562        50,218        49,877        49,495        51,628
                                                                ----------    ----------    ----------    ----------    ----------
    INTEREST EXPENSE
    Interest on deposits                                            12,016        12,498        12,694        13,749        16,781
    Other interest expense                                           8,079         8,319         8,131         7,741         7,571
                                                                ----------    ----------    ----------    ----------    ----------
       Total interest expense                                       20,095        20,817        20,825        21,490        24,352
                                                                ----------    ----------    ----------    ----------    ----------
    Net interest income - taxable equivalent                        28,467        29,401        29,052        28,005        27,276
    Less: Taxable equivalent adjustment                                429           436           444           455           462
                                                                ----------    ----------    ----------    ----------    ----------
       NET INTEREST INCOME                                          28,038        28,965        28,608        27,550        26,814
    Provision for loan losses                                        2,175         1,750         2,240         2,105         1,200
                                                                ----------    ----------    ----------    ----------    ----------
       NET INTEREST INCOME AFTER PROVISION FOR
         LOAN LOSSES                                                25,863        27,215        26,368        25,445        25,614
                                                                ----------    ----------    ----------    ----------    ----------
    NONINTEREST INCOME
    Service charges on deposit accounts                              4,998         4,689         4,781         4,665         4,255
    Financial management income                                        483           566           679           668           339
    Gain on sale of securities                                       5,371         1,416           989         3,763         1,026
    Income (loss) from equity method investments                      (340)       (2,525)           23        (2,959)         (524)
    Mortgage loan fees                                               1,137           504           409           407           723
    Brokerage services income                                          591           640           420           637           356
    Insurance services income                                        2,112         2,313         2,114         2,231         1,866
    Trading gains                                                    1,038           298           322           420         1,530
    Other noninterest income                                           889           829         1,957         1,096         1,612
                                                                ----------    ----------    ----------    ----------    ----------
          Total noninterest income                                  16,279         8,730        11,694        10,928        11,183
                                                                ----------    ----------    ----------    ----------    ----------
    NONINTEREST EXPENSE
    Salaries and employee benefits                                  12,213        11,988        13,208        12,897        12,501
    Occupancy and equipment                                          3,768         3,839         4,184         4,241         3,804
    Data processing                                                    760           758           828           622           615
    Marketing                                                          658           630           634           640           575
    Postage and supplies                                             1,099           967         1,078         1,189         1,155
    Professional services                                            1,841         1,393         1,719         1,662         2,531
    Telephone                                                          376           461           568           546           448
    Amortization of intangibles                                         89            88            90           100           466
    Prepayment cost on borrowings                                    3,284            --            --            --            --
    Other noninterest expense                                        3,544         1,616         1,775         2,420         2,671
                                                                ----------    ----------    ----------    ----------    ----------
          Total noninterest expense                                 27,631        21,740        24,084        24,317        24,766
                                                                ----------    ----------    ----------    ----------    ----------
    Income before taxes                                             14,511        14,205        13,978        12,056        12,031
    Income taxes                                                     3,962         3,878         3,816         3,291         3,881
                                                                ----------    ----------    ----------    ----------    ----------
          NET INCOME                                            $   10,549    $   10,327    $   10,162    $    8,765    $    8,150
                                                                ==========    ==========    ==========    ==========    ==========

EARNINGS PER SHARE DATA
    Basic                                                       $     0.35    $     0.34    $     0.33    $     0.28    $     0.26
    Diluted                                                           0.35          0.34          0.33          0.28          0.26
    Dividends paid on common shares                                  0.185         0.185         0.180         0.180         0.180

PERFORMANCE RATIOS
    Return on average assets                                          1.14%         1.14%         1.17%         1.05%         1.00%
    Return on average equity                                         12.57         12.30         12.64         11.04          9.88
    Efficiency - taxable equivalent (*)                              70.17         59.21         60.58         69.14         66.16
    Noninterest income as a percentage of total income               36.73         23.16         29.02         28.40         29.43
    Equity as a percentage of total assets                            8.67          8.77          9.29          8.92          9.28
    Average earning assets as a percentage of average assets         92.91         92.33         92.21         91.58         92.56
    Average loans as a percentage of average deposits                97.55         95.27         93.26         90.82         91.15

                                                                        As of / For the Quarter Ended
                                                 --------------------------------------------------------------------------
SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS     12/31/2002       9/30/2002       6/30/2002       3/31/2002      12/31/2001
                                                 ----------      ----------      ----------      ----------      ----------
Noninterest income
    Gain on sale of securities                   $    5,371      $    1,416      $      989      $    3,763      $    1,026
    Equity investment write down                         --              --              --             (20)             --
    Equity method income (loss)                        (340)         (2,525)             23          (2,959)           (524)
    Gain (loss) on sale of properties                  (109)             --           1,013              --             287
Noninterest expense
    Prepayment costs on borrowings                   (3,284)             --              --              --              --
    Reserve for contingent liability                   (840)             --              --              --              --
    Amortization of intangibles                         (89)            (88)            (90)           (100)           (466)
                                                 ----------      ----------      ----------      ----------      ----------
Total other items                                $      709      $   (1,197)     $    1,935      $      684      $      323
                                                 ==========      ==========      ==========      ==========      ==========
Other items, net of tax                          $      515      $     (870)     $    1,407      $      497      $      220
                                                 ==========      ==========      ==========      ==========      ==========

Notes: Balances for 2002 have been restated to reflect the adoption of SFAS No.
       147. The restatement resulted in the reversal of approximately $239,000 ($173,000 net of tax) of amortization for each of the three months ended March 31, 2002, June 30, 2002 and September 30, 2002.
          Applicable ratios are annualized.
          * - Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

FIRST CHARTER CORPORATION AND SUBSIDIARIES                        (NASDAQ: FCTR)
QUARTERLY EARNINGS RELEASE

                                                                              As of / For the Quarter Ended
                                                           ----------------------------------------------------------------------
(Dollars in thousands, except per share data)              12/31/2002      9/30/2002      6/30/2002      3/31/2002     12/31/2001
                                                           ----------     ----------     ----------     ----------     ----------
ASSET QUALITY ANALYSIS
    ALLOWANCE FOR LOAN LOSSES
        Beginning balance                                  $   27,411     $   27,213     $   26,576     $   25,843     $   28,221
        Provision for loan losses                               2,175          1,750          2,240          2,105          1,200
        Allowance related to loans sold or transferred
          to held for sale                                       (325)          (322)            --             --             --
        Charge-offs                                            (2,138)        (1,517)        (1,778)        (1,557)        (3,719)
        Recoveries                                                 81            287            175            185            141
                                                           ----------     ----------     ----------     ----------     ----------
           Net charge-offs                                     (2,057)        (1,230)        (1,603)        (1,372)        (3,578)
                                                           ----------     ----------     ----------     ----------     ----------
        Ending balance                                     $   27,204     $   27,411     $   27,213     $   26,576     $   25,843
                                                           ==========     ==========     ==========     ==========     ==========

    NONPERFORMING ASSETS AND LOANS 90 DAYS
        OR MORE PAST DUE ACCRUING INTEREST
        Nonaccrual loans                                   $   26,467     $   24,418     $   30,656     $   27,558     $   23,824
        Other real estate                                      10,278          9,675          8,367          7,208          8,049
                                                           ----------     ----------     ----------     ----------     ----------
          Total nonperforming assets                           36,745         34,093         39,023         34,766         31,873
                                                           ----------     ----------     ----------     ----------     ----------
        Loans 90 days or more past due accruing interest           --             --             --             38            152
                                                           ----------     ----------     ----------     ----------     ----------
          TOTAL                                            $   36,745     $   34,093     $   39,023     $   34,804     $   32,025
                                                           ==========     ==========     ==========     ==========     ==========

    ASSET QUALITY RATIOS (*)
        Nonaccrual loans as a percentage of
          total loans                                            1.28%          1.10%          1.44%          1.36%          1.22%
        Nonperforming assets as a percentage of
          total assets                                           0.98           0.92           1.12           1.02           0.96
        Nonperforming assets as a percentage of
          total loans and other real estate                      1.76           1.52           1.83           1.71           1.63
        Net charge-offs as a percentage of
          average loans (annualized)                             0.36           0.22           0.31           0.28           0.72
        Allowance for loan losses as a
          percentage of loans                                    1.31           1.23           1.28           1.31           1.33
        Ratio of allowance for loan losses to:
          Net charge-offs                                       3.33X          5.62x          4.23x          4.78x          1.82x
          Nonaccrual loans                                       1.03           1.12           0.89           0.96           1.08

                                                                              As of / For the
                                                                            Twelve Months Ended          Increase (Decrease)
                                                                          ------------------------    ------------------------
                                                                          12/31/2002    12/31/2001      Amount      Percentage
                                                                          ----------    ----------    ----------    ----------
    ALLOWANCE FOR LOAN LOSSES
        Beginning balance                                                 $   25,843    $   28,447    $   (2,604)         (9.2)%
        Provision for loan losses                                              8,270         4,465         3,805          85.2
        Allowance related to loans sold or transferred to held for sale         (647)         (417)         (230)         55.2
        Charge-offs                                                           (6,990)       (7,406)         (416)         (5.6)
        Recoveries                                                               728           754           (26)         (3.4)
                                                                          ----------    ----------    ----------    ----------
          Net charge-offs                                                     (6,262)       (6,652)         (390)         (5.9)
                                                                          ----------    ----------    ----------    ----------
        Ending balance                                                    $   27,204    $   25,843    $    1,361           5.3%
                                                                          ==========    ==========    ==========    ==========

    ASSET QUALITY RATIOS (*)
        Net charge-offs as a percentage of
          average loans                                                         0.29%         0.33%
        Ratio of allowance for loan losses to
          net charge-offs                                                       4.34X         3.88x

                                                                        For the Quarter Ended
                                                   ---------------------------------------------------------------
                                                   12/31/2002    9/30/2002    6/30/2002    3/31/2002    12/31/2001
                                                   ----------    ---------    ---------    ---------    ----------
ANNUALIZED INTEREST YIELDS / RATES (**)
    INTEREST INCOME:
        Yield on loans                                   6.02%        6.36%        6.48%        6.73%         7.17%
        Yield on securities                              5.01         5.43         5.75         6.01          6.29
                                                   ----------    ---------    ---------    ---------    ----------
        Yield on interest earning assets                 5.65         6.03         6.21         6.46          6.83
                                                   ----------    ---------    ---------    ---------    ----------
    INTEREST EXPENSE:
        Cost of interest bearing deposits                2.37         2.49         2.58         2.89          3.50
        Cost of borrowings                               3.26         3.57         3.67         3.80          4.27
                                                   ----------    ---------    ---------    ---------    ----------
        Cost of interest bearing liabilities             2.66         2.83         2.92         3.16          3.71
                                                   ----------    ---------    ---------    ---------    ----------
    Interest rate spread                                 2.99         3.20         3.29         3.30          3.12
                                                   ----------    ---------    ---------    ---------    ----------
    Net yield on earning assets                          3.32%        3.54%        3.61%        3.64%         3.62%
                                                   ==========    =========    =========    =========    ==========

Notes: Applicable ratios are annualized.
       (*) - Ratios exclude loans held for sale.
       (**) - Fully taxable equivalent yields.